Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

FOR IMMEDIATE RELEASE

July 17, 2003

EAST WEST BANCORP REPORTS RECORD EPS OF $0.60 FOR THE SECOND QUARTER

Second Quarter Earnings per Share Climb 22% Above Second Quarter of 2002

Pretax Income Increases 33% from Prior Year Quarter

Management Provides Guidance for Second Half of 2003

San Marino, CA – July 17, 2003 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported record financial results for the second quarter of 2003.  Earnings per share for the quarter rose by 22% to a record $0.60, with pretax income for the second quarter climbing 33%.  Management attributed the strong financial performance to higher earning assets, gains in efficiency and continued strength in asset quality.

Highlights for the quarter include:

•                                          Total gross loans of $2.8 billion, 18% above year end 2002 levels;

•                                          Net interest margin increased to 4.28%;

•                                          Total core deposit growth of 16% for the first half of the year to $1.6 billion;

•                                          Efficiency ratio of 39.26% for the second quarter;

•                                          Annualized net chargeoffs of just 0.12% for the June quarter;

•                                          Core fee income increased by 44% to $8.0 million for the quarter, compared to a year ago.

Financial Summary

Net income for the second quarter of 2003 totaled a record $14.7 million, 20% higher than net income for the second quarter of 2002. Pretax income for the June 2003 quarter rose by 33% over the prior year period to $22.3 million, also a record amount.  The effective tax rate for the second quarter of 2003 was 34.3%, compared to 27.1% a year ago.  The elimination of the Bank’s Registered Investment Company subsidiary in late 2002, offset by additional investments in affordable housing partnerships, accounted for the increased effective tax rate for the quarter.  Return on average assets for the second quarter was 1.67%, while the return on average equity was 18.56%.

Dominic Ng, Chairman, President and Chief Executive Officer of East West, commented on the quarter’s results, “The first half of 2003 represents a strong and encouraging start to the year, and we are very pleased to generate another quarter of record earnings for our shareholders.  We are especially satisfied that the fundamentals of our franchise continue to improve each quarter.  The solid financial performance for the quarter was the product of not only sustained growth in loan originations, but also substantial increases in our fee income lines and healthy asset quality.  All of our business lines contributed to our record performance and attest to the soundness of our community banking platform and the benefits of recent investments in our franchise.”

Management Guidance

Mr. Ng also provided updated guidance on the Bank’s outlook for the second half of 2003, “Based on the first half of the year, we believe that we are well on our way to providing shareholders with another year of record earnings and strong overall financial performance.  We anticipate annualized loan growth of 15% for the last two quarters, modest growth in expenses, provisions in a similar range as the second quarter and an effective tax rate approximately equal to the second quarter.  These strong operating metrics, we believe will mitigate the impact of the recent rate cuts by the Federal Reserve, resulting in a full year 2003 EPS estimate of $2.28 to $2.30, assuming a stable interest rate environment.”

Balance Sheet Summary

Total assets as of June 30, 2003 equaled $3.6 billion, the highest level in the Bank’s history and 8% greater than at December 31, 2002.  Gross loans at the end of June totaled $2.8 billion, an 18% increase over year-end 2002.  East West generated balanced growth across nearly all categories of loans, with the exception of a decrease in construction loans.    Commercial real estate, up 21%, multifamily, up 15% and single-family residential loans, up 59%, accounted for the majority of the growth in the portfolio, with smaller contributions from trade finance, up 32%, commercial business, up 8% and consumer loans, up 14%.  Excluding the impact of the Pacific Business Bank acquisition, total loans increased by 13% since December 2002.  The Bank did not securitize any loans during the second quarter.  Management anticipates that both market conditions and customers’ borrowing demands will result in a similar mix of loan growth in the second half of the year.  Management expects annualized loan growth for the last two quarters of 2003 in the 15% range, with the level of loan repayments the largest variable factor in total loan growth.

Average earning assets for the quarter totaled $3.3 billion, an increase of 17% from the average for the second quarter of 2002, while average loans increased 14% to $2.6 billion.  The yield on earning assets for the June quarter decreased to 5.37%, compared to 6.06% in the prior year period, a result primarily of overall decreases in market interest rates.

Total deposits as of the end of the second quarter of 2003 equaled $3.1 billion, 5% greater than at year end 2002.  Total core deposits equaled $1.6 billion, a 16% increase over the balance at December 2002 with organic growth, excluding the PBB acquisition, of 10%.  Core deposits now represent 53% of total deposits, the highest level in the history of the Bank.  East West generated strong growth in all core deposit categories during the second quarter, with gains of 13% for noninterest bearing demand deposits, 19% for interest bearing checking accounts, 32% for money market and 12% for savings accounts.  Average deposits for the second quarter rose 20% to $3.0 billion, while average core deposits increased 41%, compared to the second quarter of 2002, to $1.6 billion. Noninterest bearing demand, money market and interest bearing checking made the greatest contributions to the growth in average deposits.  The average cost of deposits for the second quarter equaled 1.01%, compared to 1.74% in the prior year period.  The average cost of funds for the quarter, including borrowings and trust preferred securities, equaled 1.13%.

Management attributed the strong growth in core deposits to a combination of an extensive outreach campaign to local small and midsize commercial enterprises, continuing strong business activity in the Bank’s real estate services clients and further penetration of the Bank’s core ethnic retail base.  Management anticipates deposit growth for the second half of 2003 between 12% and 15% annualized.

Operating Results

Net interest income for the June quarter totaled $35.0 million, 18% above the year ago figure.  The growth in net interest income resulted from the higher balance of average earning assets.  The net interest margin for the quarter equaled 4.28%, roughly equal to the 4.27% for the second quarter of 2002.  The margin benefited from the higher level of earning assets and the continued repricing of the Bank’s time deposits, offset by a decrease in average loan yields.  Management anticipates that the recent interest rate reduction by the Federal Reserve, offset partially by continued growth in earning assets, will result in a net interest margin for the third quarter of 4.20% and 4.25% for the fourth quarter.

The Bank provided $2.0 million for loan losses in the second quarter, compared to $2.6 million in the prior year quarter.  The level of provision reflects the overall growth in the loan portfolio, as well as the level of loan losses and management’s assessment of the risk inherent in the loan portfolio.  Quarterly loan loss provisions for the remainder of the year, assuming a stable portfolio growth rate and loan loss rate, are anticipated to be similar to the second quarter.

Noninterest income for the June quarter increased by 56% to $8.7 million. Core noninterest income, which excludes non-recurring gains on sales of loans, securities and other assets, equaled $8.0 million, 44% above the comparable figure for the prior year period and the highest level of core noninterest income in the Bank’s history.  Higher branch, letter of credit and loan fees, as well as increases in income from secondary market activities accounted for the majority of the gains in core noninterest income.

East West reported noninterest expense for the second quarter of $19.3 million, an increase of 21% compared to the prior year period.  Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnerships, totaled $17.1 million, a 19% increase from the second quarter of 2002.  Higher compensation, occupancy and operating expenses related to the acquisition of PBB as well as organic growth accounted for the majority of the increase in cash operating expense.  Higher amortization expense in the quarter resulted from increases in the level of core deposit premium from the PBB acquisition and additional investments made in affordable housing partnerships made during the quarter.  The efficiency ratio for the quarter equaled 39.26%, compared to 40.81% in the prior year period.  Management anticipates an efficiency ratio for the second half of the year in the low 40% range.

The effective tax rate for the second quarter was 34.3% compared to 27.1%.  The higher rate resulted from the elimination of the tax benefit from the Bank’s Registered Investment Company subsidiary in late 2002, offset by additional tax credits from new investments made in affordable housing partnerships.  The Bank estimates that its effective tax rate for the second half of the year will be roughly equal to the rate for the second quarter.

Asset Quality

Asset quality ratios continue to remain within East West’s targeted levels.  Total nonperforming assets as of June 30 equaled $14.4 million, or 0.40% of total assets, compared to $5.9 million, or 0.19% of assets for the second quarter of 2002.  Approximately $8.0 million of nonperforming assets, representing 0.22% of total assets, are comprised of one multifamily real estate loan which is well secured and in the process of being resolved and two trade finance loans that are fully insured by the Ex-Im Bank.  Nonaccrual loans at the end of the second quarter totaled $8.2 million, or 0.30% of total loans, compared to $2.5 million, or 0.10% of total loans, in the prior year period.  Net chargeoffs for the quarter totaled $764,000, or an annualized 0.12% of average loans, compared to net recoveries of $346,000, or 0.06% of average loans, a year ago.

Management believes that the overall level of asset quality remains sound and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% in 2003.  The allowance for loan losses equaled $40.8 million, or 1.47% of total loans and 495% of nonaccrual loans, compared to $32.1 million, or 1.33% of total loans and 1,283% of nonaccrual loans for the second quarter of 2002.

Capitalization

East West continues to be “well capitalized” under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.83%, a total risk-based capital ratio of 11.02% and a Tier I leverage ratio of 8.82%.   Total stockholders’ equity as of June 30, 2003 equaled $326.2 million, representing a book value per share of $13.57.  East West did not repurchase any shares under its existing share repurchase programs during the quarter and retains sufficient capital to finance anticipated growth in 2003.

About East West

East West Bancorp is a publicly owned company, with $3.6 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 38 branches throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	June 30, 2003	December 31, 2002	% Change
Assets
Cash and cash equivalents	$231,915	$295,272	(21)
Investment securities	428,036	531,607	(19)
Loans (net of allowance for loan losses of $40,750 and $35,292)	2,727,138	2,313,199	18
Premiums on deposits acquired, net	8,601	7,500	15
Goodwill	28,710	19,030	51
Other assets	176,193	154,881	14
Total assets	$3,600,593	$3,321,489	8

Liabilities and Stockholders’ Equity
Deposits	$3,074,629	$2,926,352	5
FHLB advances	132,400	34,000	289
Accrued expenses and other liabilities	45,161	36,170	25
Notes payable	1,500	2,100	(29)
Junior subordinated debt securities	20,750	20,750	0
Total liabilities	3,274,440	3,019,372	8
Stockholders’ equity	326,153	302,117	8
Total liabilities and stockholders’ equity	$3,600,593	$3,321,489	8
Book value per share	$13.57	$12.65	7
Number of shares at period end	24,027	23,882	1

Ending Balances
	June 30, 2003	December 31, 2002	% Change
Loans
Residential first mortgage	$172,114	$108,508	59
Real estate - multifamily	723,579	628,303	15
Real estate - commercial	1,186,455	983,481	21
Real estate - construction	169,482	176,221	(4)
Commercial	267,130	246,798	8
Trade finance	118,155	89,573	32
Consumer	128,236	112,924	14
Total gross loans	$2,765,151	$2,345,808	18
Unearned fees, premiums and discounts	2,737	2,683	2
Allowance for loan losses	(40,750)	(35,292)	15
Net loans	$2,727,138	$2,313,199	18

Deposits
Noninterest-bearing demand	$839,537	$741,891	13
Interest-bearing checking	274,498	230,769	19
Money market	220,153	167,148	32
Savings	288,567	256,995	12
Total core deposits	1,622,755	1,396,803	16
Time deposits	1,451,874	1,529,549	(5)
Total deposits	$3,074,629	$2,926,352	5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended June 30,
	2003	2002	% Change

Interest and dividend income	$43,873	$42,224	4
Interest expense	(8,892)	(12,463)	(29)
Net interest income	34,981	29,761	18
Provision for loan losses	(2,010)	(2,550)	(21)
Net interest income after provision for loan losses	32,971	27,211	21
Noninterest income	8,682	5,560	56
Noninterest expense	(19,310)	(15,968)	21
Income before taxes	22,343	16,803	33
Income taxes	(7,658)	(4,554)	68
Net income	$14,685	$12,249	20
Net income per share, basic	$0.61	$0.52	17
Net income per share, diluted	$0.60	$0.49	22
Shares used to compute per share net income:
• Basic	23,968	23,524	2
• Diluted	24,602	24,799	(1)

	For the six months ended June 30,
	2003	2002	% Change

Interest and dividend income	$84,925	$82,568	3
Interest expense	(18,885)	(25,007)	(24)
Net interest income	66,040	57,561	15
Provision for loan losses	(4,500)	(5,100)	(12)
Net interest income after provision for loan losses	61,540	52,461	17
Noninterest income	15,462	10,576	46
Noninterest expense	(36,703)	(31,086)	18
Income before taxes	40,299	31,951	26
Income taxes	(13,856)	(8,771)	58
Net income before cumulative effect of change in accounting principle	26,443	23,180	14
Cumulative effect of change in accounting principle	—	788	(100)
Net income	$26,443	$23,968	10
Net income per share, basic	$1.10	$1.02	8
Net income per share, diluted	$1.08	$0.97	11
Shares used to compute per share net income:
• Basic	23,928	23,453	2
• Diluted	24,571	24,648	(0)

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended June 30,
	2003	2002	% Change
Loans
Residential first mortgage	$145,639	$333,138	(56)
Real estate - multifamily	697,284	464,664	50
Real estate - commercial	1,123,278	954,952	18
Real estate - construction	180,241	153,032	18
Commercial	266,576	250,511	6
Trade finance	112,939	84,314	34
Consumer	118,446	86,834	36
Total loans	2,644,403	2,327,445	14
Investment securities	441,082	345,257	28
Earning assets	3,266,472	2,788,944	17
Total assets	3,512,710	2,951,759	19

Deposits
Noninterest-bearing demand	784,762	506,881	55
Interest-bearing checking	262,052	203,882	29
Money market	222,860	151,835	47
Savings	287,593	238,353	21
Total core deposits	1,557,267	1,100,951	41
Time deposits	1,476,938	1,421,719	4
Total deposits	3,034,205	2,522,670	20
Interest-bearing liabilities	2,364,873	2,156,469	10
Stockholders’ equity	316,550	262,503	21

	For the six months ended June 30,
	2003	2002	% Change
Loans
Residential first mortgage	$133,503	$326,556	(59)
Real estate - multifamily	670,618	432,924	55
Real estate - commercial	1,061,476	923,072	15
Real estate - construction	183,773	157,122	17
Commercial	265,648	260,837	2
Trade finance	101,982	83,922	22
Consumer	114,623	81,422	41
Total loans	2,531,623	2,265,855	12
Investment securities	475,940	333,351	43
Earning assets	3,182,360	2,724,520	17
Total assets	3,414,872	2,890,014	18

Deposits
Noninterest-bearing demand	731,284	496,348	47
Interest-bearing checking	250,469	203,628	23
Money market	201,229	153,050	31
Savings	276,160	232,063	19
Total core deposits	1,459,142	1,085,089	34
Time deposits	1,503,719	1,380,615	9
Total deposits	2,962,861	2,465,704	20
Interest-bearing liabilities	2,329,421	2,105,258	11
Stockholders’ equity	310,843	256,103	21

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

	For the Three months ended June 30,			For the Six months ended June 30,
	2003	2002	%Change	2003	2002	%Change
Selected Ratios
For The Period
Return on average assets	1.67%	1.66%	1	1.55%	1.66%	(7)
Return on average equity	18.56%	18.66%	(1)	17.01%	18.72%	(9)
Interest rate spread	3.87%	3.75%	3	3.72%	3.68%	1
Net interest margin	4.28%	4.27%	0	4.15%	4.23%	(2)
Yield on earning assets	5.37%	6.06%	(11)	5.34%	6.06%	(12)
Cost of deposits	1.01%	1.74%	(42)	1.12%	1.79%	(37)
Cost of funds	1.13%	1.87%	(40)	1.23%	1.92%	(36)
Noninterest expense/ average assets (1)	1.95%	1.95%	0	1.92%	1.94%	(1)
Efficiency ratio (1)	39.26%	40.81%	(4)	40.20%	41.11%	(2)
Net chargeoffs (recoveries) to average loans (annualized)	0.12%	(0.06)%	(300)	0.15%	0.05%	200

Period End
Tier 1 risk-based capital ratio				9.83%	10.20%	(4)
Total risk-based capital ratio				11.02%	11.45%	(4)
Tier 1 leverage ratio				8.82%	8.98%	(2)
Nonperforming assets to total assets				0.40%	0.19%	111
Nonaccrual loans to total loans				0.30%	0.10%	200
Allowance for loan losses to total loans				1.47%	1.33%	11
Allowance for loan losses to nonaccrual loans				495.26%	1,283.07%	(61)

	For the Three months ended June 30,			For the Six months ended June 30,
	2003	2002	%Change	2003	2002	%Change
Noninterest income:
Loan fees	$1,252	$1,018	23	$2,104	$1,500	40
Branch fees	1,830	1,562	17	3,553	3,026	17
Letters of credit fees and commissions	1,869	1,334	40	3,339	2,580	29
Gain on sale of loans	81	—	100	182	—	100
Gain on securities	640	13	4,823	987	13	7,492
Income from secondary market activities	1,414	301	370	2,122	1,010	110
Other	1,596	1,332	20	3,175	2,447	30
Total	$8,682	$5,560	56	$15,462	$10,576	46

Noninterest expense:
Compensation and other employee benefits	$7,887	$6,236	26	$15,609	$12,411	26
Net occupancy of premises	2,548	2,340	9	4,838	4,712	3
Deposit insurance premiums and regulatory assessments	190	146	30	363	299	21
Data processing	474	415	14	860	904	(5)
Amortization of positive intangibles	507	439	15	952	917	4
OREO operations	—	3	(100)	—	7	(100)
Amortization of investments in affordable housing partnerships	1,663	1,115	49	2,984	2,156	38
Other	6,041	5,274	15	11,097	9,680	15
Total	$19,310	$15,968	21	$36,703	$31,086	18

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships

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